Exhibit 99.1

PRESSRELEASE
                    www.caldive.com

Cal Dive International, Inc. •400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	06-004

Contact: Wade Pursell
Date:January 23, 2006	Title: Chief Financial Officer

Cal Dive to Acquire Remington Oil and Gas
HOUSTON, TX – Cal Dive International, Inc. (Nasdaq: CDIS) and Remington Oil and Gas Corp. (NYSE: REM) announced today that they have signed an agreement under which Cal Dive will acquire Remington in a transaction valued at approximately $1.4 billion.
Under the terms of the agreement, Remington stockholders, will receive in the merger $27.00 in cash and 0.436 shares of Cal Dive common stock for each Remington share they own. This represents a transaction value of approximately $46.33 per share, based on the closing price of Cal Dive shares on Friday, January 20, 2006. At closing the total net cost to Cal Dive will be reduced by the approximate $2 per share of cash Remington is expected to have on its balance sheet at that time.
The acquisition is conditioned upon, among other things, the approval of Remington stockholders and customary regulatory approvals. The transaction is expected to be completed in the second quarter.
Remington is a best in class generator of prospective oil and gas properties in the Gulf of Mexico with an increasing focus on the deepwater. As of the end of 2005, Remington had around 280 bcfe of proved reserves (unaudited) and identified prospects with risked reserves of over 1,100 bcfe. Remington has around thirty highly skilled and specialized personnel at their base office in Dallas, Texas. This office will be maintained and all key management and operations personnel will become employees of Cal Dive at closing of the transaction.
Owen Kratz, Chairman and Chief Executive Officer, stated, “The acquisition of Remington is the next key step in the evolution of Cal Dive’s unique production contracting based business model. Access to both deepwater hydrocarbon prospects and the available means to exploit them, as an operator, should lead to the continuation of our differentiated long term earnings growth.”
Full details of the transaction including: the strategic rationale; an overview of Remington and earnings accretion data, together with other financial information, is provided in a slide show presentation that can be accessed at the Investor Relations page of www.caldive.com. These slides will be used by the Cal Dive executive management team to brief interested parties during a conference call scheduled for 9:00 am Central Standard Time today. The call will also be webcast live and a replay will be available from the audio archives page.
Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including subsea intervention, reservoir management, facilities ownership and oil and gas production.